Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
MERCK & CO., INC.,
SPINNAKER ACQUISITION CORP.
a wholly owned subsidiary of MERCK & CO., INC.
and
SIRNA THERAPEUTICS, INC.
Dated as of October 30, 2006

TABLE OF CONTENTS
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TABLE OF CONTENTS
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AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 30, 2006, by and among MERCK & CO., INC., a New Jersey corporation (“Parent”), SPINNAKER ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and SIRNA THERAPEUTICS, INC., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement (the “Merger”) whereby each issued and outstanding share of common stock, $0.01 par value, of the Company (the “Common Stock”), other than the Common Stock owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries) and the Dissenting Shares, shall be converted into the right to receive the Merger Consideration as set forth in this Agreement;
     WHEREAS, Parent, as the sole stockholder in Merger Sub, will approve the Merger and the transactions contemplated hereby by written consent immediately following the execution hereof;
     WHEREAS, Parent, Merger Sub and the Company, desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement; and
     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement in the form attached hereto as Exhibit A.
     NOW, THEREFORE, in consideration of and reliance upon the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
The Merger; Closing; Effective Time
     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in

Article II of this Agreement. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).
     1.2. Closing. Unless otherwise mutually agreed in writing between Parent and the Company, the closing for the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 275 Battery Street, San Francisco, California 94111-3305, at 5:00 P.M. local time on the second (2nd) business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.
     1.3. Effective Time. As soon as practicable following the Closing, Parent and the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Parent and the Company in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).
ARTICLE II
Certificate of Incorporation and Bylaws
of the Surviving Corporation
     2.1. The Certificate of Incorporation. The certificate of incorporation of the Company shall be amended in its entirety to read as set forth as Exhibit B hereto and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or by applicable Law.
     2.2. The Bylaws. The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or in accordance with the Charter and applicable Law.
ARTICLE III
Officers and Directors
of the Surviving Corporation
     3.1. Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.
     3.2. Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.
ARTICLE IV
Effect of the Merger on Capital Stock;
Exchange of Certificates
     4.1. Effect on Capital Stock. At the Effective Time, on the terms and subject to the conditions herein set forth, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:
     (a) Merger Consideration. Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock (i) owned by Parent or any direct or indirect wholly-owned Subsidiary of Parent (collectively, the “Parent Companies”), (ii) owned by the Company or any direct or indirect Subsidiary of the Company, or (iii) shares of Common Stock (the “Dissenting Shares”) that are owned by stockholders (the “Dissenting Stockholders”) properly exercising appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Common Share” and collectively, “Excluded Common Shares”)) shall be converted automatically into the right to receive $13.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all shares of Common Stock shall no longer be outstanding and shares of Common Stock shall be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any such shares of Common Stock (other than Excluded Common Shares) shall thereafter represent only the right to the Merger Consideration and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 4.3.
     (b) Cancellation of Shares. Each share of Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies, the Company or any direct or indirect Subsidiary of the Company (in each case, other than such shares of Common Stock that are held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.
     (c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
     (d) Employee Stock Purchase Plan. Each right to purchase Common Stock (a “Purchase Right”) outstanding for the Offering Period under the Company’s Employee Stock Purchase Plan ( the “ESPP”) that terminates at the Effective Time shall be cancelled and each participant in the ESPP for that Offering Period shall be entitled to receive, within ten (10) business days of the Effective Time, in lieu of any other consideration otherwise payable to such participant under the ESPP with respect to such Purchase Right, an amount in cash equal to (a) the Merger Consideration multiplied by (b) the number of whole and fractional shares of

Common Stock that would have been issuable upon exercise of such Purchase Right had it been exercised at the Effective Time and the participant purchased the maximum number of shares subject thereto using the full amount of his or her accumulated payroll deductions to the ESPP for that Offering Period, all such actions to have the same effect as described in Section 12(b)(iii) of the ESPP. All amounts payable pursuant to this Section 4.1(d) shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.
     4.2. Exchange of Certificates for Shares.
     (a) Closing of the Company’s Transfer Books. At the Effective Time, (a) all shares of Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Common Stock outstanding immediately prior to the Effective Time. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article IV.
     (b) Paying Agent. From time to time following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of shares of Common Stock, cash for the prompt payment of the Merger Consideration in exchange for shares of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Common Shares), deliverable upon due surrender of the Certificates, pursuant to the provisions of this Article IV (such cash being hereinafter referred to as the “Exchange Fund”).
     (c) Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the surrender of a Certificate to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required Tax withholdings) of (x) the number of shares of Common Stock represented by such Certificate multiplied by (y) the Merger Consideration and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holders of shares of Common Stock (other than Excluded Common Shares) who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of (after giving effect to any required Tax withholdings) the Merger Consideration, upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Paying Agent or any other Person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered prior to the date on which the applicable Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
     (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings) of the number of shares of Common Stock represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration upon due surrender of such lost, stolen or destroyed Certificate being surrendered. Any affidavit of loss presented pursuant to this Article IV, to be deemed effective, must be in form and substance reasonably satisfactory to the Surviving Corporation.
     4.3. Dissenters’ Rights. Any Person who otherwise would be deemed a Dissenting Stockholder shall not be entitled to receive the Merger Consideration with respect to the shares of Common Stock owned by such Person unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Common Stock owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
     4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.
     4.5. Treatment of Company Options and Warrants.
     (a) Effective as of the Effective Time each outstanding option to purchase shares of Company Common Stock (each a “Company Stock Option”) that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled as of the Effective Time, whether then vested or unvested, in exchange for the right to receive a cash payment, without interest, equal to (i) the Merger Consideration, less the per-share exercise price of such option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option. Such cash payment shall be made to the holder of such option as soon as practicable after the Effective Time. For purposes of clarity, no cash payment will be made with respect to any Company Stock Option so cancelled with a per-share exercise price that equals or exceeds the Merger Consideration.
     (b) The Company agrees to use its commercially reasonable efforts to cause all holders of the Company’s outstanding warrants (the “Warrants”) to fully exercise such Warrants prior to the Effective Time. Parent and Company agree to take all actions necessary to comply with the provisions of each of the Company’s Warrants in accordance with their terms as in effect immediately before the Effective Time, including, without limitation, Parent taking any necessary actions or executing any necessary instruments to assume the Company’s obligations thereunder, issuing to the holder a new warrant consistent with the provisions of the Warrant as in effect immediately before the Effective Time or making a cash payment consistent with the provisions of the Warrant as in effect immediately before the Effective Time, as applicable.
     4.6. Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock, Company Stock Options, Purchase Rights or Warrants, as applicable, such amounts as Parent, the Surviving Corporation or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock, Company Stock Options, Purchase Rights or Warrants, as applicable, in respect of which such deduction and withholding was made by such party.
ARTICLE V
Representations and Warranties of the Company
     Except as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006, excluding information disclosed in the “Risk Factors” sections and “Forward-Looking Information” sections of such reports filed prior to the date hereof (it being understood that any matter disclosed in the reports shall be deemed to be disclosed for all purposes of this Agreement and the Company Disclosure Schedule, as long as the relevance of such disclosure is readily apparent) and the applicable section of the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”) (it being understood that any matter disclosed pursuant to any section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed for any other section or subsection so long as the applicability to such other section or subsection is readily apparent from the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:
     5.1. Organization, Good Standing and Qualification; Subsidiaries.
     (a) Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power or authority, does not have, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of its organizational or governing documents, except for such violations that do not have, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore delivered or made available to Parent accurate and complete copies of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and other organizational documents, as currently in effect, of the Company and each of its Subsidiaries.
     (b) Section 5.1(b) of the Company Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company.
     5.2. Capitalization of the Company and its Subsidiaries.
     (a) The authorized capital stock of the Company consists of 125,000,000 shares of capital stock, including 120,000,000 shares of Common Stock, of which 72,960,367 shares of Common Stock were issued and outstanding as of the close of business on October 27, 2006, 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), none of which Preferred Stock is outstanding (including 200,000 shares of Series AA Junior Preferred Stock, par value $0.01 per share, reserved for issuance in connection with the exercise of preferred stock purchase rights (the “Company Rights”) issued pursuant to that certain Rights Agreement, dated as of November 22, 2000, between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended by Amendment No. 1 thereto, dated February 11, 2003 (the “Rights Agreement”)). All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The

Company has no shares of Common Stock or Preferred Stock reserved for or otherwise subject to issuance, except that as of the close of business on October 27, 2006, there were 6,656,963 shares of the Common Stock subject to issuance pursuant to options outstanding under the plans of the Company identified in Section 5.2 of the Company Disclosure Schedule or the Company Stock Plans and 10,382,372 shares of the Common Stock subject to issuance pursuant to the Warrants. The name of the holder of each Company Stock Option, the exercise price of such Company Stock Option and the aggregate number of shares of Common Stock subject to such Company Stock Option are set forth on Section 5.2(a) of the Company Disclosure Schedule. 449,344 shares of the Common Stock are reserved for issuance pursuant to the ESPP, of which 25,000 Shares will be issued at the conclusion of the Offering Period ending October 31, 2006. Each of the outstanding shares of capital stock or other ownership interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, in each case free and clear of any Lien. There are no registration rights or preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind which obligate the Company or any of its Subsidiaries to register, issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
     (b) As of the date of this Agreement, there are outstanding and unexercised Warrants to purchase 10,382,372 shares of Common Stock. Section 5.2(b) of the Company Disclosure Schedule identifies for each Warrant, (i) the name of the holder of the Warrant as of the date of this Agreement; (ii) the date on which such Warrant was granted; (iii) the exercise price per share of the Warrant; (iv) the number of shares covered by the Warrant; (v) the number of shares of Common Stock as to which such Warrant had vested at such date; (vi) the applicable vesting schedule for such Warrant and whether the exercisability or vesting of the Warrant will be accelerated in any way by the Merger or the transactions contemplated hereby; (vii) whether such Warrant was issued in connection with the performance of services and (viii) the date on which the Warrant expires. All of the shares of Common Stock subject to the issuance pursuant to the Warrants, upon issuance prior to or at the Effective Time on terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has made available to Parent complete and correct copies of all Warrants.
     (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the capital stock of the Company or any of the Subsidiaries. Other than as set forth on Section 5.2 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is obligated under any registration rights or similar agreements to register any shares of capital stock of the Company or any of its Subsidiaries on behalf of any Person.

     (d) Since October 12, 2004, no milestone event as described in the Sale Agreement among the Company, Skinetics Biosciences, Inc. and the sellers described therein has occurred and no fact, event or circumstance has occurred that would reasonably be expected to cause such a milestone event to occur.
     (e) Prior to the date hereof, the Company has taken all actions with respect to the ESPP as are necessary to provide that the ESPP shall terminate prior to the Effective Time, that no Person will have any right to purchase Common Stock under the ESPP after the Effective Time and that no more than 20,000 shares of Common Stock may be issued in the aggregate with respect to any Offering Period (as defined in the ESPP) that begins after the date hereof (but prior to the Effective Time). The Company has provided to Parent written evidence of each of the foregoing. Any Offering Period (as defined in the ESPP) in effect immediately prior to the Effective Time will terminate at the Effective Time.
     5.3. Corporate Authority; Approval and Fairness.
     (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to adoption of this Agreement by its stockholders by the Company Requisite Vote, and to consummate the Merger. The affirmative vote of a majority of the outstanding shares of Common Stock (such affirmative vote, the “Company Requisite Vote”), is the only vote of the holders of any class or series of capital stock or securities of the Company necessary to adopt, approve or authorize this Agreement, the Merger and the other transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.
     (b) The Board of Directors of the Company (the “Company Board”) at a duly held meeting has unanimously (i) approved the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger; (ii) received the oral opinion of its financial advisors, Goldman, Sachs & Co., to be subsequently confirmed in writing, to the effect that as of the date of this Agreement and based upon and subject to the assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of shares of Common Stock (other than the Parent Companies) pursuant to this Agreement is fair from a financial point of view to such holders and such opinion will be included in the Proxy Materials; (iii) determined that this Agreement and the transactions contemplated hereby are in the best interests of the holders of shares of Common Stock, and declared it advisable, to enter into this Agreement; (iv) resolved to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby to the holders of shares of Common Stock; and (v) directed that such matters be submitted for consideration of the holders of shares of Common Stock for their adoption (the matters described in clauses (i), (iii), (iv) and (v), the “Recommendation”).
     5.4. Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, authority or other entity (a “Governmental Entity”) is required on the part of the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (i) as set forth in Section 5.4 of the Company Disclosure Schedule; (ii) pursuant to the applicable requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder the “Securities Act”) and the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder the “Exchange Act”); (iii) the filing of the Certificate of Merger pursuant to the DGCL; (iv) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (v) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters; or (vi) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not have and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will: (A) conflict with or result in any breach, violation or infringement of any provision of the respective certificate of incorporation or Bylaws (or similar governing documents) of the Company or of any its Subsidiaries; (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation, whether written or oral (each a “Contract”), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; (C) change the rights or obligations of any party under any Contract; or (D) violate or infringe any order, writ, injunction, judgment, arbitration award, agency requirement, decree, law, statute, ordinance, rule or regulation, concession, franchise, permit, license or other governmental authorization or approval (each a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (B), (C) or (D) for breaches, violations, infringements, defaults or changes which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     5.5. Compliance with Laws; Licenses.
     (a) The businesses of each of the Company and its Subsidiaries have been conducted in accordance with federal, state, local or foreign Laws, including Laws enforced by the United States Food and Drug Administration (“FDA”) or any similar state or foreign regulatory or Governmental Entities in all material respects. The Company is not debarred under the Federal Food, Drug and Cosmetic Act or otherwise excluded from or restricted in any manner from participation in, any government program related to pharmaceutical products and, to its Knowledge, does not employ or use the services of any individual or entity that is or, during the time when such individual or entity was employed by or providing services to the Company or any of its Subsidiaries, was debarred or otherwise excluded or restricted. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews that would not have, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
     (b) The Company and its Subsidiaries each has all governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents and approvals issued or granted by a Governmental Entity (“Licenses”) necessary to conduct the business of the Company and its Subsidiaries as presently conducted, except those the absence of which would not have, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect (the “Material Licenses”). There is not pending or, to the Knowledge of the Company, threatened before any Governmental Entity any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of its Subsidiaries relating to any Material License, in each case, except as would not have, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
     (c) Each of the products, product candidates and active pharmaceutical ingredients of the Company and its Subsidiaries is being, and at all times since January 1, 2003, as applicable, has been, developed, tested, manufactured, handled, distributed, and stored, as applicable, in compliance in all material respects with all applicable Laws.
     (d) The Company has filed and made available to Parent each annual report filed by any of the Company and its Subsidiaries with the FDA and any similar state or foreign regulatory or Governmental Entity with respect to any products of the Company or its Subsidiaries or any similar state or foreign Governmental Entity since January 1, 2003.
     (e) Neither the Company nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened, investigation by: (A) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991); (B) Department of Health and Human Services Officer of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42. U.S.C. Section 1320a-7(b)) or the Federal False Claims Act (31 U.S.C. Section 3729 et seq.); or (C) any equivalent statute of any country in the European Union. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, (1) any officer or employee of the Company or any of its Subsidiaries, (2) any authorized agent of the Company or any of its Subsidiaries or (3) any principal investigator or sub-investigator of any clinical investigation sponsored by the Company or any of its Subsidiaries has, in the case of each of (1) through (3) on account of actions taken for or on behalf of the Company or any of its Subsidiaries, been convicted of any crime under 21 U.S.C. Section 335a(a) or any similar state or foreign Law or under 21 U.S.C. Section 335a(b) or any similar state or foreign Law.
     (f) Since January 1, 2003, no clinical trial of a product of the Company or any of its Subsidiaries has been suspended, put on hold or terminated prior to completion.
     (g) There are no third party manufacturers or suppliers of the Company’s products, product candidates and active pharmaceutical ingredients.

     (h) The Company has made available to Parent (A) complete and accurate copies of each Investigational New Drug application (“IND”), and each similar state or foreign regulatory filing made by or on behalf of the Company and its Subsidiaries, including all supplements and amendments, (B) any correspondence received from the FDA and similar state and foreign Governmental Entities that concerns a product of the Company or its Subsidiaries covered by an IND described in clause (A) above, and (C) all existing written records relating to all material discussions and all meetings between the Company or its Subsidiaries and the FDA or similar foreign regulatory or Governmental Entities.
     (i) Since January 1, 2003, the clinical trials, animal studies and other preclinical tests conducted by or on behalf of the Company or its Subsidiaries were, and if still pending, are, being conducted in all material respects in accordance with all experimental protocols, informed consents, procedures and controls of the Company and its Subsidiaries and applicable FDA requirements including, but not limited to, good clinical practice and good laboratory practice regulations. Neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other regulatory or Governmental Entity requiring the material modification of any animal study, preclinical study or clinical trial conducted by or on behalf of the Company or any Subsidiary.
     (j) Neither the Company nor any of its Subsidiaries or its Affiliates, nor, to the Knowledge of the Company, any of its third party suppliers (with respect to a facility producing materials for the Company or its Subsidiaries) has received a FDA Form 483 notice or similar notice with respect to any production plants. A true and correct copy of any item set forth on Section 5.5(j) of the Company Disclosure Schedule has been made available to Parent.
     (k) Neither the Company nor its Subsidiaries has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated any applicable anti-kickback or similar Law, including the Federal Anti-Kickback Statute, or any applicable state anti-kickback Law.
     (l) The Company and its Subsidiaries have not failed to comply with any applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, including the regulations promulgated thereunder or any applicable state privacy Laws, except for any such failures to comply, that have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
     (m) With respect to all third party manufacturers and suppliers of key raw materials used by the Company or its Subsidiaries (each a “Third Party Manufacturer”), the Company has inspected all Third Party Manufacturers and to its Knowledge, each such Third Party Manufacturer:
     (i) has complied and is complying in all material respects with all applicable Laws, including Laws enforced by the FDA and any similar state or foreign regulatory or Governmental Entities;

     (ii) has all permits to perform its obligations as Third Party Manufacturer and all such permits are in full force and effect, except as either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and
     (iii) has not been debarred under the Federal Food, Drug and Cosmetic Act or similar law of any other jurisdiction or otherwise excluded from or restricted in any manner from participation in, any government program related to pharmaceutical products and does not employ or use the services of any individual or entity that is or, during the time when such person or entity was providing services as a Third Party Manufacturer to the Company or any of its Subsidiaries, was debarred or otherwise excluded or restricted.
     (n) All inventory of key starting material, reagents, active pharmaceutical ingredient and/or product have been manufactured, handled, stored and distributed in accordance with applicable Laws, including good manufacturing practice in all material respects. The Company has sufficient inventory of key starting materials, reagents, active pharmaceutical ingredients and/or products in order to operate business in the ordinary course.
     5.6. No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate of incorporation or Bylaws (or similar governing documents), (ii) any Contract to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, or (iii) any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of clause (ii) or (iii) of this sentence for violations, breaches or defaults that have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
     5.7. Company Reports; Financial Statements.
     (a) The Company has made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 2005, including, without limitation, (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and (ii) the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006 (the “Balance Sheet Date”), each in the form (including any amendments thereto) filed with the Securities and Exchange Commission (“SEC”). The Company has filed and furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2003 (the forms, statements, reports and documents filed since January 1, 2003, or those filed subsequent to the date of this Agreement, and as amended, the “Company Reports”). The Company Reports were prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act and complied in all material respects with the then applicable accounting standards. As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There are no outstanding comment letters or requests for information from the SEC with respect to any Company Report.
     (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) filed prior to the date of this Agreement fairly presents, and, if filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company or any other entity included therein and their respective Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and of changes in stockholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, and, if filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company or any other entity included therein and their respective Subsidiaries for the periods set forth therein (subject, in the case of unaudited financial statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein. The Company: (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Balance Sheet Date.
     5.8. No Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries, whether accrued, absolute, fixed or contingent, other than those: (i) set forth or adequately provided for in the condensed consolidated balance sheet of the Company and its Subsidiaries included in the June 30, 2006 Form 10-Q of the Company; (ii) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice that have not had, or which would not reasonably be expected to have either individually or in the aggregate, a Company Material Adverse Effect; (iii) incurred under this Agreement or in connection with the transactions contemplated hereby or (iv) which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     5.9. Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not been any Company Material Adverse Effect or any event, occurrence, discovery,

effect, violation, inaccuracy, circumstance, state of facts or development which has had, or would reasonably be expected to have or result, either individually or in the aggregate, in a Company Material Adverse Effect, and since the Balance Sheet Date and through the date hereof, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice, and neither the Company nor any of its Subsidiaries has taken or authorized or agreed to the taking of any action referred to in Sections 7.1(a)(i), 7.1(a)(vi) 7.1(a)(vii), 7.1(a)(viii), 7.1(a)(ix), 7.1(a)(xi), 7.1(a)(xii), 7.1(a)(xiii) and 7.1(a)(xiv).
     5.10. Litigation. There is no civil, criminal or administrative suit, claim, inquiry, action, proceeding or investigation (each an “Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties or assets, or any executive officer or director of the Company or any of its Subsidiaries (in their capacity as an executive officer or director), or which would make the Company or any of its Subsidiaries a party in such Action, which, in any such case, if adversely determined or concluded, (i) involves an amount in controversy in excess of $250,000 or (ii) has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree. There is no outstanding order against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound. To the Knowledge of the Company, as of the date of this Agreement, neither the Company, any Subsidiary, nor any officer, director or employee of the Company or any such Subsidiary is under investigation by any Governmental Entity relating to the conduct of the Company’s or any such Subsidiary’s business.
     5.11. Significant Contracts.
     (a) True and correct copies have been made available to Parent of all Contracts to which the Company or any of its Subsidiaries is a party which are in effect as of the date hereof and fall within any of the following categories: (i) any Contract required to be disclosed in a Company Report; (ii) any Contract relating to indebtedness for borrowed money or any financial guaranty; (iii) any Contract that limits the ability of the Company, its Subsidiaries or any of their Affiliates to conduct or compete in any activity or business or in any geographic area; (iv) any Contract that involves anticipated future expenditures by the Company or any of its Subsidiaries of more than $250,000; (v) any joint venture, manufacturing, research (other than “material transfer agreements”), supply, collaboration or partnership Contract; (vi) any Contract for the lease or purchase of real property; (vii) any Contract with any director, officer or Affiliate of the Company or any of its Subsidiaries; and (viii) any Contract relating to the acquisition, development, license, transfer or disclosure of Intellectual Property which Contract is material to the business of the Company or any of its Subsidiaries other than “material transfer agreements” in customary form entered into in the ordinary course of business (collectively and with the IP Agreements, “Significant Contracts”). Section 5.11(a) of the Company Disclosure Schedule lists each Significant Contract of the Company or any of its Subsidiaries as of the date hereof.
     (b) Each of the Significant Contracts are valid agreements and enforceable against the Company, are in full force and effect and, upon consummation of the Merger, shall continue in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence. The Company and each of its Subsidiaries has in all material respects performed all material obligations required to be performed by it to date under each Significant Contract. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries under any such Significant Contract, except where such default has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
     5.12. Disclosure Documents. The proxy statement and all related SEC filings (the “Proxy Materials”) relating to the Merger and the other transactions contemplated hereby, to be filed by the Company with the SEC in connection with seeking the adoption and approval of this Agreement by the Company stockholders will not, at the date first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting (other than with respect to any information supplied by Parent or Merger Sub for inclusion therein) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by the Company that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to Parent, and the Company subsequently prepares, files or disseminates updated information to the extent required by Law. The Company will cause the Proxy Materials to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Materials based on information supplied by Parent or Merger Sub specifically for inclusion therein.
     5.13. Employee Benefit Plans.
     (a) Section 5.13 of the Company Disclosure Schedule sets forth a list of all material “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other material plans, policies, agreements, programs and arrangements that provide for compensation, retention, termination, severance, deferred compensation, pension, retirement, employment, change in control, fringe or any other employee benefit or that provide for performance awards and stock or stock-related awards, and that are maintained by the Company or any Subsidiary of the Company, or to which the Company or any Subsidiary of the Company is party thereto or obligated to contribute thereunder for current or former employees or directors of the Company or any Subsidiary of the Company (the “Benefit Plans”). True, correct and complete copies of the following documents, with respect to each Benefit Plan, have been delivered or made available to Parent (in each case, if any): (i) current, accurate and complete copies of all documents embodying or relating to each Benefit Plan, including all amendments thereto, and trust agreements with respect thereto; (ii) the two (2) most recent annual actuarial valuations, if any, prepared for each Benefit Plan; (iii) the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Benefit Plan or related trust; (iv) the most recent determination letter received from the Internal Revenue Service (“IRS”), if any, for each Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) if the Benefit Plan is funded, the most recent annual and periodic accounting of Benefit Plan assets; (vi) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Benefit Plan; and (vi) all material communications to any employee or participant or employees or participants relating to each Benefit Plan that will be required to be described in a summary of material modifications.
     (b) Neither the Company nor any Subsidiary of the Company has adopted or announced any plan or commitment (other than any plan or commitment that has already been completed) to establish any new material Benefit Plan, or to modify or to terminate any Benefit Plan (except to the extent required by law or to conform any such Benefit Plan to the requirements of any applicable law, in each case in a manner that would not have the effect of materially increasing benefits thereunder, or as required or contemplated by this Agreement), nor has any intention to do any of the foregoing been communicated to any Company directors, consultants, independent contractors or employees.
     (c) No Benefit Plan is subject to Title IV of ERISA, and no circumstances exist that could result in liability to the Company, any Subsidiary of the Company or an ERISA Affiliate under Title IV or Section 302 of ERISA, except for such liability as would not, individually or in the aggregate, be material. At no time during the last six years has the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any Benefit Plan that is “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. The term “ERISA Affiliate” means any Person that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code. Neither the Company nor any Subsidiary of the Company maintains, is or will be required to provide, medical or other welfare benefits to employees, directors, former employees, former directors or retirees after their termination of employment or service, other than pursuant to applicable Law or benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Section 5.13 of the Company Disclosure Schedule.
     (d) Each Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has received a favorable determination letter from the IRS.
     (e) All Benefit Plans were established and have been maintained and administered in all material respects in accordance with their terms and in accordance with all applicable Laws. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Benefit Plan that would reasonably be expected to result in any material liability. No action or failure to act and no transaction or holding of any asset by, or with respect to, any Benefit Plan has or, to the Knowledge of the Company or any Subsidiary, reasonably would subject the Company, Parent, any Subsidiary of the Company or any ERISA Affiliate or any fiduciary to any material tax, penalty or other liability, whether by way of indemnity or otherwise. No event or transaction has occurred with respect to any Benefit Plan that would result in the imposition of any material tax under Chapter 43 of Subtitle D of the Code. There are no pending or, to the Knowledge of the Company, threatened claims against the Benefit Plans, any related trusts, any Benefit Plan sponsor or plan administrator, or any fiduciary of the Benefit Plans with respect to the operation of such plans (other than routine benefit claims), except for such claims as have not been individually or in the aggregate, and would not reasonably be expected to be, material. Except as would not, individually or in the aggregate, reasonably be expected to be material, all Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment meet all requirements for such treatment and (ii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.
     (f) No Benefit Plan is under audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or the Department of Health and Human Services and to the Knowledge of the Company or any Subsidiary of the Company, no such audit or investigation is pending or threatened. To the Knowledge of the Company, all Benefit Plans are, and have been maintained, to the extent applicable, in “good faith compliance” with Section 409A of the Code (within the meaning of the preambles to the proposed regulations thereunder). Each Benefit Plan can be amended, terminated or otherwise discontinued in accordance with its terms (as in effect on the date hereof) without material liability to the Company or any Subsidiary of the Company.
     (g) Except for (i) any acceleration of vesting specifically provided for or contemplated by this Agreement, (ii) any provision of a Benefit Plan disclosed in Section 5.13 of the Company Disclosure Schedule, and (iii) the adoption of the severance plan described in Section 7.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any Company Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.
     (h) There is no outstanding order against the Benefit Plans that is, and would reasonably be expected to be, material.
     (i) There is no commitment covering any employee that, individually or in the aggregate, would be reasonably likely to give rise to the payment of any amount that would result in a material loss of tax deductions pursuant to Section 162(m) of the Code.
     (j) The Company is not obligated, pursuant to any Benefit Plan or otherwise, to grant any options to purchase shares of Company stock to any Employees, consultants or directors of the Company after the date hereof.
     (k) All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Benefit Plans have been timely made or accrued in all material respects.
     (l) The Company and each Subsidiary of the Company (i) is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to each of their current (including those on layoff, disability or leave of absence, whether paid or unpaid), former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of the Company or any Subsidiary of the Company (collectively, “Employees”); and (ii) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.
     (m) No work stoppage or labor strike against the Company or any Subsidiary of the Company by Employees is pending or, to the Knowledge of the Company and its Subsidiaries, threatened. Neither the Company nor any Subsidiary of the Company (i) is involved in or, to the Knowledge of the Company and its Subsidiaries, threatened with any material labor dispute, grievance, or litigation relating to labor matters involving any Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act; or (iii) is presently, nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated by the Company. No Employees are currently represented by any labor union for purposes of collective bargaining, and, to the Knowledge of the Company and its Subsidiaries, no activities the purpose of which is to achieve such representation of all or some of such Employees are ongoing or threatened, or have resulted in any petition for a representation election filed with the National Labor Relations Board in the past three months.
     (n) The Company and its Subsidiaries do not have any material liability, contingent or otherwise, to, or with respect to, any benefit plan (other than the Benefit Plans listed on Section 5.13 of the Company Disclosure Schedule) that is now or previously has been sponsored, maintained, contributed to, or required to be contributed to by, any ERISA Affiliate (other than one of the Company’s Subsidiaries).
     5.14. Intellectual Property.
     (a) Section 5.14 of the Company Disclosure Schedule sets forth a true and complete list of all (i) patents, patent applications, trademark registrations and applications therefor, domain name registrations and copyright registrations and applications therefor, in each case, included in the Owned Intellectual Property as of the date hereof (“Owned Registered Intellectual Property”), except Owned Registered Intellectual Property that is not currently material to the Company’s or its Subsidiaries’ business and (ii) material Contracts relating to the acquisition, transfer, development, license, sublicense and disclosure of Intellectual Property used or held for use by the Company or any of its Subsidiaries, excluding Contracts relating to licensing generally available, commercial software, research re-agents, kits, detection systems, instruments, equipment, assays and the like (“IP Agreements”).
     (b) To the Knowledge of the Company, all Owned Registered Intellectual Property is valid, subsisting and enforceable. No Owned Intellectual Property is subject to any outstanding settlement, order, ruling, judgment or decree adversely affecting the use thereof or rights thereto by the Company or any of its Subsidiaries. The Company and its Subsidiaries are the exclusive owner(s) or joint owner(s) of all Owned Intellectual Property free and clear of any encumbrances (excluding licenses granted to third parties in the ordinary course of Company’s and its Subsidiaries’ businesses). No Owned Registered Intellectual Property (except Owned Registered Intellectual Property that is not currently material to the Company’s or its Subsidiaries’ business) has lapsed, expired or been abandoned or cancelled or nullified, or is currently subject to any pending, or threatened, opposition, cancellation, nullification, interference, public protest, domain name dispute, reexamination, reissue or other proceeding.
     (c) To the Knowledge of the Company, the conduct of the business by the Company and its Subsidiaries since January 1, 2003 has not infringed and does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third Person in any material respect. Since January 1, 2003, no claim, action, litigation or other proceeding has been asserted in writing, or to the Knowledge of the Company, threatened or any basis for threatening (including, without limitation, cease and desist letters or offers for license), against the Company or any indemnitee of the Company concerning the ownership, validity, registerability, enforceability, infringement, dilution, misappropriation, use or licensed right to use any Owned Intellectual Property, Licensed-In Intellectual Property or other Intellectual Property rights of any third Person. To the Knowledge of the Company, no third party is infringing, diluting, misappropriating or violating the Owned Intellectual Property.
     (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except as a result of any agreements, contracts, licenses and agreements that Parent or the Merger Sub is subject to prior to the consummation of the transactions contemplated by this Agreement, the execution, delivery and performance by the Company of the transactions contemplated by this Agreement will not (i) alter, impair, diminish or result in the loss of any rights or interests of the Company or any of its Subsidiaries in any Owned Intellectual Property or Licensed-In Intellectual Property, (ii) grant or require the Company or any of its Subsidiaries to grant to any Person any rights with respect to any Owned Intellectual Property or Licensed-In Intellectual Property, or (iii) subject the Company or any of its Subsidiaries to any increase in or acceleration of royalties or other payments in respect of any Licensed-In Intellectual Property. The Company and its Subsidiaries have taken and are now taking reasonable measures under the circumstances to maintain the confidentiality of any material trade secrets constituting Owned Intellectual Property.
     (e) There are not ongoing interferences, oppositions, reissues, or reexaminations or other inter-party proceedings which could reasonably be expected to result in a loss or limitation of a patent right or claim involving any of the patents or patent applications listed on Section 5.14 of the Company Disclosure Schedule and owned by the Company or any of its Subsidiaries that would reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect.
     (f) All personnel, including current and former employees, agents, consultants, officers and contractors who have contributed to or participated in the conception and development of any of the material Intellectual Property owned by the Company or any of its Subsidiaries either (A) have been party to a “work-for-hire” arrangement or agreement with the Company or its Subsidiaries, whether in accordance with applicable federal and state law, domestic or foreign, or otherwise, that has accorded the Company or its Subsidiaries ownership of all tangible and intangible property rights thereby arising, or (B) have executed appropriate instruments of assignment in favor of the Company or its Subsidiaries as assignees that have conveyed to the Company or its Subsidiaries all of such Person’s rights in or to such Intellectual Property.
As used herein,
     (1) “Intellectual Property” means, collectively, all United States and non-United States (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations (including statutory invention registrations), invention disclosures, including all renewals, extensions, re-examinations, reissues and supplemental protection certificates thereof and all applications for the foregoing, including all provisionals, divisions, continuations, continuations-in-part and renewal applications; (iii) trade secrets and confidential or proprietary information and know-how, including, without limitation, compositions, processes, methods, data, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and (v) all other intellectual and industrial property not enumerated or described above.
     (2) “Licensed-In Intellectual Property” means the Intellectual Property which is licensed to or otherwise made available for use by the Company or any of its Subsidiaries pursuant to any Contracts for Intellectual Property.
     (3) “Owned Intellectual Property” means the Intellectual Property owned by the Company or any of its Subsidiaries.
     5.15. Taxes. (i) The Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries have timely paid or caused to be paid all Taxes that are required to be paid by any of them (whether or not shown on any Tax Return) and the Company and each of its Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid by any of them in connection with any amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party; (iii) all material deficiencies asserted in writing or assessments made as a result of any examinations or other audits by federal, state, local or foreign taxing authorities have been paid in full, settled or adequately provided for in the financial statements contained in the Company Reports filed on or prior to the date of this Agreement; (iv) no federal or material state, local or foreign tax audit or administrative or judicial proceeding is pending or being conducted with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received from any federal, state, local or foreign taxing authority any written notice indicating an intent to open an audit or other review; (v) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material Tax Return of the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries is bound by any Tax sharing agreement with third parties; (vii) neither the Company nor any of its Subsidiaries is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2); and (viii) neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
     5.16. No Payments Not Deductible Pursuant to Section 280G. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its subsidiaries or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or Parent to amend or terminate any Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
     5.17. Real Property; Leasehold. Neither the Company nor any of its Subsidiaries own any real property or any interest in any real property, except for the leaseholds created under the real property leases identified in Section 5.17 of the Company Disclosure Schedule. The Company and each of its Subsidiaries have a valid leasehold in all real property and other material properties and assets leased by the Company or its Subsidiaries, in each case free of all pledges, claims, liens, encumbrances and security interests of any kind or nature whatsoever, except where the failure to have such title does not have, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
     5.18. Environmental Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) no real property (including soils, groundwater, surface water, buildings or other structures thereon or thereunder) owned, operated, used or occupied by the Company or any of its Subsidiaries has been contaminated as a result of release, spill, discharge or disposal of any Hazardous Substance during or, to the Knowledge of the Company, prior to, the ownership or operation or use by the Company or any of its Subsidiaries, in each case that would be reasonably likely to require investigation and/or remediation pursuant to Environmental Law; (ii) no real property formerly owned or operated or used by the Company or any of its Subsidiaries was contaminated as a result of release, spill, discharge or disposal of any Hazardous Substance during or, to the Knowledge of the Company, prior to, the ownership or operation or use by the Company or any of its Subsidiaries, in each case that would be reasonably likely to require investigation and/or remediation pursuant to Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information from any Governmental Entity or other third party indicating that the Company or any of its

Subsidiaries may be in material violation of or subject to material liability under any Environmental Law or arising from Hazardous Substances; (iv) neither the Company nor any of its Subsidiaries is subject to any material order, decree, injunction or other arrangement with any Governmental Entity or is a party to any indemnity or any other agreement with any third party under any Environmental Law or otherwise relating to any Hazardous Substances; and (v) the Company and its Subsidiaries have obtained in a timely manner, maintained in effect, and are in material compliance with, all Permits required by applicable Environmental Law in connection with the business of the Company and its Subsidiaries.
     (b) The Company has delivered, or made available to Parent true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company pertaining to Environmental Law.
As used herein:
     (i) The term “Environmental Law” means any Law (including without limitation principles of common law, directives, statutes, their implementing laws and regulations, related judicial and administrative orders and binding legal interpretations thereof) applicable to the Company or any of its Subsidiaries relating to pollution or protection of the environment, natural resources, human health or safety, including without limitation Laws relating to the generation, handling, use, presence, transportation, recycling, take-back, disposal, release or threatened release of any Hazardous Substance.
     (ii) The term “Hazardous Substance” means any substances, mixtures, chemicals, products, materials or wastes that, pursuant to Environmental Law, are listed, classified, characterized, defined or regulated as hazardous, biohazardous, dangerous, infectious, toxic, a pollutant or a contaminant, including without limitation petroleum, petroleum products or by-products, friable asbestos, biological agents, genetically engineered or modified materials, blood-borne pathogens, bacterial or fungal materials, medical waste, unused or “off-spec” products, any material or equipment containing radon or other radioactive materials or polychlorinated biphenyls.
     5.19. Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries. To the Knowledge of the Company, each of such insurance policies is in full force and effect. Since January 1, 2005, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.
     5.20. Takeover Statutes; Charter Provisions. The Company Board has approved the Merger, this Agreement and the Voting Agreements, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the Voting Agreements the limitations on business combinations contained in any restrictive provision of any “fair price,” “moratorium,”

“control share acquisition,” “interested stockholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL to the extent applicable) (“Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the Company’s Amended and Restated Certificate of Incorporation or Bylaws. No other state takeover statute or similar statute or regulation or other comparable takeover provision of the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws applies to the Merger, this Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby.
     5.21. Brokers. No broker, finder, investment banker or other third party other than Goldman, Sachs & Co., is entitled to any brokerage, finders’ or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a correct and complete copy of the Company’s engagement letter with Goldman, Sachs & Co. applicable with respect to the Merger.
     5.22. Rights Agreement. The Company Board has taken all requisite action such that none of Parent, Merger Sub or any of their affiliates shall become an “Acquiring Person,” and no “Shares Acquisition Date” or “Distribution Date” (as such terms are defined in the Rights Agreement) will occur, solely by reason of the approval, execution or delivery of this Agreement or the Voting Agreements or the consummation of the transactions contemplated hereby or thereby and such that the Expiration Date (as such term is defined in the Rights Agreement) will occur immediately prior to the Effective Time.
     5.23. Third Party Supply. As of the date hereof, there are no outstanding forecasts or orders with respect to materials supplied or manufactured, or to be supplied or manufactured, by the Company or any of its Subsidiaries to any third parties. No further orders to supply such materials to third parties are expected to be received by the Company or any of its Subsidiaries.
ARTICLE VI
Representations and Warranties
of Parent and Merger Sub
     Parent and Merger Sub hereby represent and warrant to the Company as follows:
     6.1. Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has heretofore delivered or made available to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of Parent and Merger Sub.
          6.2. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority, and has taken all action necessary, to execute, deliver and perform under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof, except for the consent of Parent as sole stockholder of Merger Sub, which will be effected by written consent immediately after the execution of this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and assuming due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.
          6.3. Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Parent or Merger Sub or any of their Subsidiaries for the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than (i) as set forth in Schedule 6.3; (ii) pursuant to the applicable requirements of the Securities Act and the Exchange Act; (iii) the filing of the Certificate of Merger pursuant to the DGCL; (iv) compliance with the HSR Act; (v) such filings or notices as may be required under any environmental, health or safety Law (including any rules and regulations of the FDA) in connection with the Merger; or (vi) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters.
          6.4. Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
          6.5. Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Proxy Materials, at the date it is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by Parent or Merger Sub that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to the Company, and Parent and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law.
          6.6. Availability of Funds. Parent has on the date hereof sufficient funds and shall have available at the Effective Time sufficient funds to enable it to consummate the Merger.
          6.7. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub that would be binding on the Company if the Agreement is terminated prior to Closing.
          6.8. Access. Parent, on behalf of itself and Merger Sub, has conducted its own independent investigation of the Company and has, to its Knowledge, been furnished by the Company, or its agents or representatives, with all information, documents and other materials relating to the Company, and its business, management, operations and finances, that Parent and Merger Sub believe is necessary to enter into this Agreement. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub have relied solely upon the representations and warranties of the Company set forth in Article V hereof and have not relied upon any other information provided by, for or on behalf of the Company, or its agents or representatives, to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.
ARTICLE VII
Covenants of the Parties
          7.1. Operations of the Company’s Business.
          (a) Except as set forth in the corresponding section of the Company Disclosure Schedule, as otherwise contemplated hereby or as may be agreed in advance by Parent (and, if asked, Parent will not unreasonably delay its response), subject to applicable Law, the Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time, the business of it and its Subsidiaries shall be conducted only in the ordinary course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except as set forth in the corresponding section of the Company Disclosure Schedule, as otherwise contemplated hereby or as may be agreed in advance by Parent (and, if asked, Parent will not unreasonably delay its response), subject to applicable Law and the regulations or requirements of any stock exchange or regulatory organization applicable to the Company, the Company will not and will not permit its Subsidiaries to:
          (i) adopt or propose any change in its certificate of incorporation or Bylaws (or similar governing documents);

          (ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness;
          (iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $100,000 other than acquisitions pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and set forth in Section 7.1(a)(iii) of the Company Disclosure Schedule or as otherwise set forth in Section 7.1(a)(iii) of the Company Disclosure Schedule;
          (iv) other than pursuant to Contracts set forth in Section 7.1(a)(iv) of the Company Disclosure Schedule, and other than the issuance of shares of Common Stock upon the exercise of Company Stock Options outstanding on the date hereof, granted pursuant to the terms of this Agreement or pursuant to the ESPP, in each case, in accordance with their terms, as in effect on the date hereof, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities (other than the grant of Company Stock Options to new hires in the ordinary course of business consistent with past practice in an amount not to exceed 50,000 per 30-day period and 200,000 in the aggregate);
          (v) create or incur any Lien on assets of the Company or any of its Subsidiaries that is material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;
          (vi) other than pursuant to Contracts to the extent in effect as of immediately prior to the execution of this Agreement and set forth in Section 7.1(a)(vi) of the Company Disclosure Schedule, make any loan, advance or capital contribution to or investment in any Person (other than a wholly-owned Subsidiary of the Company) in excess of $100,000 in the aggregate;
          (vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company and periodic dividends and other periodic distributions by non-wholly-owned Subsidiaries in the ordinary course consistent with past practices) or enter into any agreement with respect to the voting of its capital stock;
          (viii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock except the acceptance of shares of Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting of restricted stock or other Company stock-based awards, in each case in accordance with past practice and the terms of the applicable award;
          (ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any securities or warrants or other rights to acquire any security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business not to exceed $100,000 in the aggregate;
          (x) except as set forth in Section 7.1(a)(x) of the Company Disclosure Schedule or as provided for in the Company’s 2006 capital expenditure budget (attached to Section 7.1(a)(x) of the Company Disclosure Schedule), make or authorize any capital expenditure in excess of $200,000;
          (xi) make any changes with respect to financial accounting policies or procedures, except as required by changes in GAAP or by Law;
          (xii) commence any litigation or settle any litigation or other proceeding or other investigation by or against the Company or any Subsidiary of the Company or relating to any of their businesses, properties or assets, other than settlements (A) entered into in the ordinary course of business consistent with past practice, (B) requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $75,000, (C) not involving the admission of any wrongdoing by, the Company or any of its Subsidiaries and (D) which would not be reasonably likely to have any adverse impact on the operations of the Company or any of its Subsidiaries or on any current or future litigation or other proceedings of the Company;
          (xiii) sell, lease, license or otherwise dispose of any assets of the Company or its Subsidiaries except for ordinary course sales of products or services provided in the ordinary course of business or obsolete assets, and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $50,000 in the aggregate, other than pursuant to Contracts in effect prior to the execution of this Agreement and set forth in Section 7.1(a)(xiii) of the Company Disclosure Schedule or as otherwise set forth in Section 7.1(a)(xiii) of the Company Disclosure Schedule;
          (xiv) except as required pursuant to existing written, binding agreements or Benefit Plans in effect prior to the execution of this Agreement set forth in Section 7.1(a)(xiv) of the Company Disclosure Schedule, or as otherwise required by Law or in the ordinary course of business consistent with past practice with respect to new hires, enter into, or commit to enter into any new employment or compensatory agreements (including, but not limited to, the renewal of any consulting agreement) with any employee, consultant or director of the Company or any of its Subsidiaries (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such Person has the right to any form of compensation from the Company or any of its Subsidiaries), or, except for annual merit increases in the ordinary course of business consistent with past practice for employees of the Company or its Subsidiaries other than officers, senior managers or directors, increase the compensation and employee benefits of any employee, consultant or director of the Company or any of its Subsidiaries, or adopt or amend any Benefit Plan in any respect that would increase the cost of such Benefit Plan to the Company, or accelerate vesting or payment under, any Benefit Plan;
          (xv) engage in the conduct of any new line of business, other than as expressly permitted by Section 7.1(a)(xv) of the Company Disclosure Schedule;
          (xvi) make or change any Tax election, file any amended Tax Return (except as required by applicable Law), enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period for the assessment of any Tax;
          (xvii) enter into any material agreement with respect to any of its owned or Licensed-in Intellectual Property or with respect to the intellectual property of any third party;
          (xviii) (A) enter into, modify or amend in a manner adverse to the Company or any of its Subsidiaries, or terminate, any Significant Contract (or Contract that would be a Significant Contract if such Contract had been entered into prior to the date hereof) or any material manufacturing or supply agreement for any of the Company’s products or compounds or (B) waive, release or assign any material rights or claims thereunder;
          (xix) create any new Subsidiaries; or
          (xx) agree, resolve or commit to do any of the foregoing; provided, however, that the foregoing covenants shall not prevent the Company and its Subsidiaries from undertaking transactions between or among themselves.
          7.2. Acquisition Proposals.
          (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not permit its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney, consultant or accountant (“Representatives”) retained by it or any of its Subsidiaries) on its behalf to, initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer from any Person or group of Persons other than Parent or its affiliates, with respect to: (i) a merger, reorganization, share exchange, consolidation, business combination, plan of liquidation or similar transaction involving the Company; (ii) any purchase of 15% or more of any class of voting securities of the Company or its Subsidiaries; or (iii) any purchase or sale of 15% or more of the equity interest in the Company or the consolidated assets (on a book value basis) of the Company and its Subsidiaries, taken as a whole (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not permit its and its Subsidiaries’ Representatives to, (i) engage in any discussions or negotiations with, or provide any confidential or non-public information or data to, any Person relating to an Acquisition Proposal; (ii) knowingly encourage any effort or attempt to make or implement an Acquisition Proposal; (iii) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept any Acquisition Proposal; (iv) approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal; (v) withdraw, modify, qualify or change the Recommendation or (vi) resolve, propose or agree to do any of the foregoing. The Company agrees that it, and its Subsidiaries will immediately cease and cause to be terminated, and it will not permit its Representatives to continue, any existing activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal (except with respect to the transactions contemplated by this Agreement).
          (b) Nothing contained in this Agreement shall prevent the Company or the Company Board from (x) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply does not include a withdrawal, modification, qualification or change of the Recommendation in a manner adverse to Parent that is made in contravention of Section 7.3(b) (provided, however, that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a withdrawal, modification, qualification or change of the Recommendation in a manner adverse to Parent) and (y) at any time prior to, but not after, the conditions set forth in Section 8.1(a) has been satisfied, and as long as there has not been a material or intentional failure to comply with any of the obligations under this Section 7.2 with respect to the applicable Acquisition Proposal (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms no less restrictive on such Person than the terms contained in the Confidentiality Agreement, and concurrently discloses the same non-public information to Parent if such non-public information has not been previously disclosed to Parent; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from such Person an executed confidentiality agreement as described in (A) above; or (C) withdrawing, modifying, qualifying or changing the Recommendation so as to recommend such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if and only to the extent that (I) in each case referred to in clause (A), (B) or (C) above, the Company Board determines in good faith, after consultation with its outside legal counsel, that such action is required to comply with the Company directors’ fiduciary duties to stockholders of the Company under applicable Law, (II) in each case referred to in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with its outside legal counsel and financial advisors that such Acquisition Proposal constitutes, or is reasonably likely to lead to, an Acquisition Proposal (which, for all such purposes, shall substitute 50% for 15% in the definition thereof) that, if accepted, is reasonably likely to be consummated, and if consummated, would result in a more favorable transaction (taking into account legal, financial, regulatory and other aspects of such Acquisition Proposal and the Merger and other transactions contemplated by this Agreement deemed relevant by the Company Board, the identity of the third party making such

Acquisition Proposal, the terms and conditions of the Acquisition Proposal and the anticipated timing and prospects for completion of such Acquisition Proposal) to the Company’s stockholders than the transaction contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and other transactions contemplated by this Agreement) (any such more favorable Acquisition Proposal is referred to in this Agreement as a “Superior Proposal”), and (III) in the case of clause (C) above, (i) Parent shall have been provided by the Company prompt written notice of (x) the Company Board’s intention to take the action referred to in clause (C) and (y) the material terms and conditions of the Acquisition Proposal, including the identity of the party making such Acquisition Proposal, and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents, (ii) the Company shall have given Parent four business days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any and (iii) the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, and after consultation with its outside legal counsel, that such withdrawal, modification, qualification or change of the Recommendation is required to comply with its fiduciary obligations to the stockholders of the Company under applicable Law; provided, further that in the event the Company Board does not make the determination referred to in clause (iii) of this paragraph but thereafter determines to withdraw, modify, qualify or change the Recommendation pursuant to this Section 7.2, the procedures referred to in clauses (i), (ii) and (iii) shall apply anew and shall also apply to any subsequent withdrawal, modification, qualification or change.
          (c) The Company agrees that it will notify Parent promptly (and in any event within 24 hours of the Company gaining Knowledge thereof) if any Acquisition Proposal, or any inquiry or indication that would reasonably be expected to lead to any Acquisition Proposal, by any Person is received by, any non-public information relating to the Company or any of its Subsidiaries is requested by such a Person from, or any inquiry, discussions or negotiations regarding any Acquisition Proposal are sought to be initiated by such a Person with, the Company, its Subsidiaries or any of its Representatives. Such notice shall include the identity of the person making such Acquisition Proposal, indication, inquiry or request and a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto. The Company shall keep Parent reasonably informed on a current basis (and in any event within 24 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status of any such Acquisition Proposal, indication, inquiry or request and of any material changes in the status and terms of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to initiate actions concerning an Acquisition Proposal as permitted by Section 7.2(b) (y) (A) and (B). The Company shall not, and shall cause it Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent.
          7.3. Stockholder Meeting; Proxy Material.

          (a) The Company shall duly call and shall use its commercially reasonable efforts to hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the approval of this Agreement and the Merger by the Company stockholders required to satisfy the conditions set forth in Section 8.1(a) as promptly as practicable following the date of this Agreement. In connection with the Stockholders’ Meeting, the Company will (i) as promptly as practicable following the date of this Agreement, prepare and file with the SEC the Proxy Materials to the Merger and the other transactions contemplated hereby; (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Parent and Merger Sub promptly upon receipt; (iii) as promptly as reasonably practicable, prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; (iv) use its commercially reasonable efforts to have cleared by the SEC, and will thereafter mail to its stockholders as promptly as reasonably practicable, the Proxy Materials and all other customary proxy or other materials for meetings such as the Stockholders’ Meeting; (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Proxy Materials if any event shall occur which requires such action at any time prior to the Stockholders’ Meeting; and (vi) otherwise comply with all requirements of Law applicable to the Stockholders’ Meeting and the Merger. The Company will provide Parent and Merger Sub an opportunity to review and comment upon the Proxy Materials, or any amendments or supplements thereto, or any SEC comments received with respect thereto, prior to filing the same with the SEC.
          (b) The written consent of Parent will be required to adjourn or postpone the Stockholders’ Meeting; provided, that, in the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Company Requisite Vote, the Company will not adjourn or postpone the Stockholders’ Meeting unless the Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws. Unless the Company Board has changed its Recommendation pursuant to its fiduciary duties under applicable Law and in compliance with Section 7.2(b), the Recommendation of the Company Board shall be included in the Proxy Materials, and the Company Board shall take all reasonable action to secure the adoption of this Agreement by the holders of shares of Common Stock.
          7.4. Commercially Reasonable Efforts; Cooperation.
          (a) Upon the terms and subject to the conditions of this Agreement, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated hereby (including making or causing to be made the filings required under the HSR Act as promptly as practicable and in any event within fifteen (15) business days after the date of this Agreement); (ii) cooperating with the other in connection with the preparation and filing of any such forms, registrations and notices (including, with respect to the party hereto making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with obtaining any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity; (iii) the satisfaction of the conditions to the consummation of the Merger set forth in Article VIII; and (iv) the execution of any additional instruments, including the Certificate of Merger, necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, each party hereto agrees to use commercially reasonable efforts to cause the Effective Time to occur as soon as practicable after the adoption by the stockholders of the Company of the Merger, this Agreement the other transactions contemplated by this Agreement at the Stockholders’ Meeting. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the officers and directors of each party hereto shall use commercially reasonable efforts to take all such necessary action.
          (b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Materials or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.
          (c) Subject to applicable Law, the Company and Parent each shall promptly furnish the other with copies of notices or other communications between Parent or the Company, as the case may be, or any of their respective Subsidiaries, and any Governmental Entity with respect to such transactions. The Company shall give prompt notice to Parent of (i) any written communication from (x) any Governmental Entity and (y) any counterparty to any Significant Contract that alone, or together with all other Significant Contracts with respect to which such written communication is received, is material to the Company and its Subsidiaries, taken as a whole, alleging that the consent of such party is or may be required in connection with the transactions contemplated by this Agreement (and the responses thereto from the Company, its Subsidiaries or its Representatives), (ii) any written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the responses thereto from the Company, its Subsidiaries or its Representatives), (iii) any Action commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), or (iv) any failure of any condition to Parent’s obligations to effect the Merger, and Parent shall give prompt notice to the Company of any change, fact or condition that is reasonably likely to result in a failure of any condition to the Company’s obligation to effect the Merger. No party hereto shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity with respect to the transactions contemplated hereby without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. The parties hereto shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Entity by or on behalf of any party hereto in connection with the transactions contemplated hereby.

          7.5. Access. Subject to applicable Laws relating to the sharing of information, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford Parent, and its officers, employees, counsel, accountants and other authorized Representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested. At the request of Parent, throughout the period prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain waivers from Persons who are parties to Contracts with the Company or its Subsidiaries that contain confidentiality provisions in order for Parent to be provided reasonable access to such Contracts.
          7.6. Consents. Subject to other provisions contained in this Agreement, Parent, Merger Sub and the Company each will use commercially reasonable efforts to obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated hereby; provided, however, that without the prior written consent of Parent, the Company and its Subsidiaries may not pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, in connection with obtaining such consent, approval or waiver.
          7.7. Public Announcements. The initial press release regarding the Merger shall be a joint press release mutually agreed upon, and thereafter Parent and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or the NASDAQ Global Market, as determined in good faith by such party.
          7.8. Employee Benefits.
          (a) Parent agrees that it shall cause the Surviving Corporation to honor each Benefit Plan in accordance with its terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. For a period from the Effective Time through at least one (1) year from Closing, Parent shall provide, or shall cause to be provided, to those individuals who as of the Effective Time were employees (other than employees subject to collective bargaining agreements) of the Company and its Subsidiaries (the “Affected Employees”) pension, health, life insurance, disability and vacation benefits (the “Employee Plan Benefits”) that are no less favorable in the aggregate to those Employee Plan Benefits provided to the Affected Employees immediately before the Effective Time. Notwithstanding the foregoing, but subject to Section 7.8(c), nothing contained herein shall obligate Parent, the Surviving Corporation or any of their affiliates to maintain any particular Benefit Plan or retain the employment of any Affected Employee.
          (b) Each Affected Employee shall receive credit for his or her service with the Company and its Subsidiaries (and their respective predecessors) before the Effective Time under the employee benefit plans of Parent and its affiliates (other than the Company and its

Subsidiaries) providing Employee Plan Benefits to any Affected Employees after the Effective Time (the “New Plans”) for purposes of eligibility, vesting and benefit accrual to the same extent as such Affected Employee was entitled, before the Effective Time, to credit for such service under any comparable Benefit Plans (except to the extent such credit would result in a duplication of accrual of benefits); provided that, notwithstanding the forgoing, such service shall only be recognized to the extent the service would be recognized under the New Plan had the service been performed at the Parent; and provided further that (i) with respect to any pension plan, such service credit will only be recognized by the Parent for purposes of vesting and not for purposes of benefit accrual or early retirement subsidies; and (ii) with respect to retiree health benefits, such service credit will only be recognized for service performed past the age of forty (40). In addition, and without limiting the generality of the foregoing: (i) at the Effective Time, each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plans in which such Affected Employee participated immediately before the Effective Time to the extent permissible by any applicable insurance carrier or vendor; (ii) with respect to the calendar year in which the Effective Time occurs, for purposes of each New Plan providing welfare benefits to any Affected Employee, Parent shall cause all pre-existing condition exclusions of such New Plan to be waived for such Affected Employee and his or her covered dependents; and (iii) each Affected Employee and their eligible dependents shall receive credit for the plan year in which the Effective Time (or commencement of participation in a New Plan) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a New Plan).
          (c) Not later than five business days prior to the Stockholders’ Meeting, Company shall adopt a severance plan consistent with the terms set forth in Section 7.8(c) of the Company Disclosure Schedule for the benefit of the Affected Employees. Parent agrees that it shall maintain, or cause to be maintained, such severance plan for a period of two years following the Closing Date.
          (d) The Company shall take all actions necessary to ensure that all Company Stock Options that the Company or its Subsidiaries are obligated to grant, as of the date hereof, to any employee, consultant or director of the Company or any of its Subsidiaries at any time after the date hereof shall be fully granted to such employee, consultant or director prior to the Closing Date.
          (e) With respect to the ESPP, the Company shall take all actions necessary such that no more than 20,000 shares of Common Stock may be issued in the aggregate in any individual Offering Period that begins after the date hereof.
          (f) Without limiting the generality of Section 10.8, nothing herein expressed or implied shall confer upon any current or former employee of the Company or any of its Subsidiaries or upon any representative of any such person, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

          7.9. Indemnification; Directors’ and Officers’ Insurance.
          (a) The indemnification, advancement and exculpation provisions of the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws and those certain Indemnification Agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company. Parent shall cause the Surviving Corporation to comply with all such indemnification, advancement and exculpation provisions.
          (b) The Surviving Corporation shall and Parent shall cause the Surviving Corporation to maintain the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each Person covered as of the Effective Time by the Company’s officers’ and directors’ liability insurance policy (each such Person, an “Indemnified Party”) on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six (6) years after the Effective Time; provided, however, that, subject to the immediately succeeding sentence, in no event shall the Surviving Corporation be required to expend in any one (1) year an amount in excess of 250% of the current annual premium paid by the Company for such insurance (such 250% amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. In addition, the Company may and, at Parent’s request, the Company will, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company; provided, that the amount paid by the Company shall not exceed three times the Maximum Annual Premium. If such “tail” prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 7.9(b) shall terminate.
          (c) If Parent, the Surviving Company or any of their respective successors or assigns 1) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or 2) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Company, as the case may be, that are set forth under this Section 7.9 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.9. Parent shall be responsible for any breach by the Surviving Company of the provisions of this Section 7.9.
          (d) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

          7.10. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board (or any other appropriate committee of the Company Board) shall grant all approvals and use their commercially reasonable efforts to take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.
          7.11. Rights Plan. The Company Board shall take all further action (in addition to that referred to in Section 5.23) reasonably requested by Parent in order to render the Rights issued pursuant to the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Company Board shall not, without the prior written consent of Parent, (a) amend the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights, to facilitate an Acquisition Proposal in any manner adverse to Parent.
          7.12. Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of March 28, 2006, as amended (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.
          7.13. Resignations. To the extent requested by Parent in writing prior to the Closing, on the Closing Date, the Company shall use commercially reasonable efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.
          7.14. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent’s prior written consent.
ARTICLE VIII
Conditions to Merger
          8.1. Conditions to the Obligations of the Company, Parent and Merger Sub to Effect the Merger. The respective obligation of each of the Company, Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
          (a) Stockholder Approval. This Agreement and the transactions contemplated hereby, including the Merger, shall have been duly adopted by holders of shares of Common Stock constituting the Company Requisite Vote in accordance with applicable Law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

          (b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (ii) all other governmental consents listed on Section 8.1(b) of the Company Disclosure Schedule required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries shall have been obtained and shall remain in full force and effect.
          (c) No Injunction. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, determination, decree, injunction or other order that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Injunction”).
          8.2. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company contained in Section 5.2 (Capitalization of the Company and its Subsidiaries) shall be true and correct in all respects except for such inaccuracies as are de minimis in the aggregate (A) on the date of this Agreement and (B) at and as of the Closing Date with the same force and effect as if made as of such date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date). All other representations and warranties of the Company contained in Article V shall be true and correct in each case (A) on the date of this Agreement and (B) at and as of the Closing Date with the same force and effect as if made as of such date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except for failures of such representations and warranties to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being understood that for purposes of determining the accuracy of the representations and warranties described in this sentence, all materiality and Company Material Adverse Effect qualifications contained in such representations and warranties shall be disregarded); and Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 8.2 have been satisfied.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects the agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the condition set forth in this Section 8.2(b) has been satisfied.
          (c) Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, state of fact, circumstance, development, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          8.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and the Company shall have received at the Closing a certificate signed on behalf of each of Parent and Merger Sub by a senior executive officer of each to the effect that the condition set forth in this Section 8.3(a) has been satisfied.
          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by a senior executive officer of each to the effect that the condition set forth in this Section 8.3(b) has been satisfied.
ARTICLE IX
Termination
          9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption by the stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company and Parent.
          9.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent or by the Company if (a) the Merger shall not have been consummated by June 30, 2007 (the “Termination Date”); (b) the adoption by the Company’s stockholders required by Section 8.1(a) shall not have been obtained at the Stockholders’ Meeting (after giving effect to all adjournments or postponements thereof); or (c) any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to Section 9.2(a) shall not be available to any party if the circumstances described in Section 9.2(a) were caused by such party’s failure to comply with its obligations under this Agreement.
          9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time, but, in the case of clause (a) below, only prior to the adoption by stockholders of the Company referred to in Section 8.1(a), by action of the Company Board (a)(i) if the Company Board shall have withdrawn, qualified or changed the Recommendation in a manner adverse to Parent and in favor of a Superior Proposal in the manner provided for in, and in compliance with, Section 7.2 (including, without limitation the right of Parent to propose revisions to the terms of this Agreement) and (ii) contemporaneously with such termination, the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal and (iii) contemporaneously therewith, the Company pays to Parent the amount specified in Section 9.5(b); or (b) if there has been a breach of any representations, warranties, covenants or agreements made by Parent or Merger Sub in this Agreement, or any such representations and warranties shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Section 8.3(a) or 8.3(b) would not be satisfied and (ii) such breach or failure to be true and correct is not cured within 20 business days following receipt of written notice of such breach or failure from Company; provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the Company.
          9.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent (a)(i) if the Company Board shall have withdrawn, modified, qualified or changed the Recommendation in a manner adverse to Parent or (ii) if the Company Board approves, endorses or recommends any Acquisition Proposal other than the Merger or (iii) if the Company or the Company Board resolves or announces its intention to do any of the foregoing, in the case of any of (i), (ii) or (iii) whether or not permitted by Section 7.2; (b) if the Company (i) materially breaches its obligations under Section 7.2 or 7.3(b), or the Company Board or any committee thereof shall resolve to do any of the foregoing, or (ii) materially breaches its obligations under Section 7.3(a) and such breach is not cured within 10 days after the Company’s receipt of written notice asserting such breach or failure from Parent; or (c) if there has been a breach of any other representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Section 8.2(a) or 8.2(b) would not be satisfied and (ii) such breach or failure to be true or correct is not cured within 20 business days following receipt of written notice of such breach or failure from Parent; provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by Parent.
          9.5. Effect of Termination and Abandonment; Termination Fee.
          (a) In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than the Company’s obligation pursuant to Section 9.5(b), if applicable and Article X), shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.
          (b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 9.3(a) or Parent pursuant to Section 9.4(a) or 9.4(b) or (ii) this Agreement is terminated by the Company or Parent pursuant to Section 9.2(a) or 9.2(b) and (x) an Acquisition Proposal (but substituting “50%” for “15%” in the definition of such term) (an “Alternative Transaction”) shall have been made public and not been withdrawn prior to the time of the Stockholders’ Meeting (or at any adjournment thereof), and (y) the Company enters into a definitive agreement with respect to any Alternative Transaction within 12 months from the date of such termination or an Alternative Transaction is consummated within 12 months from the date of such termination, then in the case of either of the foregoing subclauses (i) or (ii) the Company shall pay Parent (A) simultaneously with such termination in the event of a termination by the Company described in clause (b)(i), (B) on the second business day following termination by Parent described under clause (b)(i) and (C) upon such fee becoming payable under clause (b)(ii), by wire transfer of same day funds, a fee equal to $42,100,000 (the “Termination Fee”); provided, however, that, in the event that (1) this Agreement is terminated pursuant to Section 9.2(a) and an Alternative Transaction is subsequently consummated with or a definitive agreement with respect to an Alternative Transaction is subsequently entered into during the twelve-month period following termination with a Person other than the Person making the Alternative Transaction at the time of such termination and (2) the consideration per share of Common Stock to be paid in such Alternative Transaction is less than the Merger Consideration, then the Termination Fee will be discounted in the same proportion as the consideration to be paid in the Alternative Transaction is less than the Merger Consideration. For purposes of this Section 9.2(b)(iii), the “consideration per share of Common Stock” shall be determined as follows: (x) if the consideration consists of cash, such amount of cash, (y) if the consideration consists of marketable securities, the value of such marketable securities at the close of business on the day before the date such Alternative Transaction is consummated or a definitive agreement with respect to such Alternative Transaction is entered into, as the case may be, and (z) if the consideration is in a form other than cash or marketable securities, such value as the parties shall reasonably agree.
ARTICLE X
Miscellaneous and General
          10.1. Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, except as set forth in Section 9.5 hereof, the termination of this Agreement pursuant to the terms hereof. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
          10.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, (i) this Agreement may be amended, modified or supplemented only in writing executed by each of the parties hereto by action of the Board of Directors of each such party (whether before or after the Company Requisite Vote) and (ii) any provisions herein may be waived only in writing executed by the party or parties against whom such waiver is asserted by action of such party or parties’ Board of Directors.
          10.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law, in such party’s sole discretion.
          10.4. Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.
          10.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereto hereby irrevocably submit exclusively to the jurisdiction of the Court of Chancery of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties for purposes of the foregoing.
          (b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.
          10.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, facsimile or by overnight courier:

If to Parent or Merger Sub:
Merck & Co., Inc.
One Merck Drive
P.O. Box 100, WS3A-65
Whitehouse Station, New Jersey 08889-0100
Attention: Office of the Secretary
Facsimile: (908) 735-1246
with a copy, which will not constitute notice, to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: David N. Shine/Brian T. Mangino
Facsimile: (212) 859-4000
If to the Company:
Sirna Therapeutics, Inc.
185 Berry Street, Suite 6504
San Francisco, California 94107
Attention: President & CEO
Facsimile: (415) 512-7022
With a copy to:
Sirna Therapeutics, Inc.
185 Berry Street, Suite 6504
San Francisco, California 94107
Attention: Vice President of Legal Affairs
Facsimile: (415) 512-7022
with a copy, which will not constitute notice, to:
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Attention: Michael J. Kennedy/Sam Zucker
Facsimile: (650) 473-2601
or to such other persons or addresses as may be designated in writing by the Person to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile; or on the next business day after deposit with an internationally recognized overnight courier, if sent by such a courier.

          10.7. Entire Agreement. This Agreement, together with the schedules and Annexes hereto, and the Confidentiality Agreement and Voting Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
          10.8. No Third Party Beneficiaries. Except as expressly set forth in Section 7.9 (Indemnification; Directors’ and Officers’ Insurance) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.
          10.9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.
          10.10. Interpretation; Absence of Presumption.
          (a) For the purposes hereof, (1) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (2) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Annex references are to the Articles, Sections, paragraphs, Schedules and Annexes to this Agreement unless otherwise specified; (3) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified; (4) the word “or” shall not be exclusive; (5) provisions shall apply, when appropriate, to successive events and transactions; and (6) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.
          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
          10.11. Expenses. Except as otherwise provided in Section 9.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

          10.12. Assignment. This Agreement shall not be assignable by any party hereto; provided, however, that Parent may designate, by written notice to the Company, another Subsidiary of Parent to be a constituent corporation in lieu of Merger Sub, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement will be void ab initio.
          10.13. Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
          10.14. Certain Definitions. The following terms, as used herein, have the meanings which meanings shall be applicable equally to the singular and plural of the terms defined:
          (a) an “Affiliate” of any Person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.
          (b) “Company Material Adverse Effect” means any change or effect, event, violation, circumstance, occurrence, state of facts or development (any such item, an “Effect”) that, (i) is materially adverse to the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) would prevent or delay beyond the Termination Date the consummation by the Company of the transactions contemplated hereby; provided that no Effect related to or arising out of any of the following shall be taken into account in determining whether there may exist a Company Material Adverse Effect: (A) circumstances generally affecting the biotechnology industry (which changes or developments, in each case, do not materially disproportionately affect the Company and its Subsidiaries taken as a whole); (B) changes affecting the United States economy in general (which changes or developments, in each case, do not materially disproportionately affect the Company and its Subsidiaries taken as a whole) or the financial or securities markets in general, political instability or political conditions in the United States or any acts of terrorism, military actions or war or other national calamity directly involving the United States; (C) other than with respect to Section 5.4 (Consents and Approvals; No Violations), the announcement or pendency of this Agreement or actions pursuant to (or required by) this Agreement; (D) any change in the Company’s stock price or trading volume (it being understood that any change in the Company underlying or contributing to such change in stock price or trading volume may be taken into account in determining whether there exists a Company Material Adverse Effect); (E) any determination by, or delay of a determination by, or delay of a submission to, the FDA or its European equivalent, or any panel or advisory body empowered or appointed thereby; (F) the failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that any change in the Company underlying or contributing to such failure may be taken into account in determining whether there exists a Company Material Adverse Effect); (G) any changes in applicable Law or GAAP (which changes, in each case, do not materially disproportionately affect the Company and its Subsidiaries taken as a whole); or (H) any effect resulting from the actions of Parent or any of its affiliates.
          (c) “Knowledge” shall mean, with respect to a party hereto, and with respect to any matter in question, that any executive officer of such party has actual knowledge of such matter.
          (d) “Lien” means, with respect to any asset (including any security) any option, claim, mortgage, lien, pledge, charge, security interest or encumbrance or restrictions of any kind in respect of such asset.
          (e) “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
          (f) “Subsidiary” shall mean, with respect to any party, any corporation, limited liability company, partnership or similar entity, whether domestic or foreign to the United States, of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
          (g) “Tax” or “Taxes” means all taxes (whether federal, state, local or foreign) including, without limitation, all income, profits, franchise, gross receipts, stamp, payroll, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.
          (h) “Tax Return” means all returns, forms, reports and other documentation required to be filed with, or supplied to, any federal, state, local or foreign tax authority with respect to Taxes (and any amendments, supplements and supporting documentation thereto).
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          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SIRNA THERAPEUTICS, INC.

By:	/s/ Howard W. Robin
Name:	Howard W. Robin
Title:	President and Chief Executive Officer

MERCK & CO., INC.

By:	/s/ Richard T. Clark
Name:	Richard T. Clark
Title:	Chief Executive Officer and President

SPINNAKER ACQUISITION CORP.

By:	/s/ Richard N. Kender
Name:	Richard N. Kender
Title:	President